Exhibit 99.1
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                                 March 2, 2004

Dear Stakeholder:

         The purpose of this letter is to provide you with a brief historical overview, to assess our progress during the past eighteen months since emergence from bankruptcy and to communicate our strategy for managing the wind-down of the remaining operations. It is important that you take the time to review the accompanying motion filed with the Bankruptcy Court on February 17, 2004, Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 and Annual Report on Form 10-K for the year ended September 30, 2003 for a more detailed discussion of the matters summarized below.

         On July 16, 2001, Comdisco, Inc. and fifty of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 in the U.S. Bankruptcy Court. Just over a year later, on August 12, 2002, Comdisco Holding Company, Inc. emerged from bankruptcy under a confirmed plan of reorganization (the "Plan"). At emergence, Comdisco Holding Company, Inc. administered more than $2.3 billion of assets (plus $2.2 billion of cash), employed over 600 people, conducted operations through 100 legal entities primarily in North America, Europe and Asia and was engaged in resolving over 600 disputed claims remaining in the bankruptcy.

         As a part of the Plan, Comdisco's business purpose was limited to the orderly sale or run-off of its remaining assets. Specifically, Comdisco Holding Company, Inc.'s certificate of incorporation states:

         The business purpose of the Corporation is to sell, collect or otherwise reduce to money the assets of the Corporation in the ordinary course in an orderly manner, pay and discharge the Corporation's liabilities and distribute any excess to the Corporation's shareholders in the form of dividends or other distributions. The Corporation shall not be permitted to engage in any activities inconsistent with the foregoing purpose.

         Given the size and complexity of the assets and operations at emergence, the existing management team was retained to fulfill the requirements of the Plan and to maximize the value of the estate for the benefit of all stakeholders. With the oversight of the board of directors, the implementation of the Plan and the monetization of the assets have proceeded more rapidly and successfully than was originally estimated. As of December 31, 2003, the assets, as shown on the company's balance sheet, remaining to be monetized were $166 million (excluding $131 million of cash), the organization had been reduced to approximately 90 employees, operations were conducted primarily from headquarters in Rosemont, IL and disputed claims had been reduced to 24 (excluding claims related to the shared investment plan and the ventures compensation disputes, which represent 78% of the remaining estimated disputed claims).

         At this stage, the board of directors has determined that the most efficient way to implement the final phase of the Plan is through the appointment of a disbursing agent. This strategy is discussed near the conclusion of this letter and, in considerably more detail, in the accompanying motion. To provide the proper context for the actions proposed in the motion, the following summary identifies certain groups of stakeholders, explains their relative interests in the proceeds to be realized from the continued monetization of assets and provides both an assessment of the recovery to-date and an estimate of the ultimate recovery relative to the estimates provided in the Plan and Disclosure Statement filed in June of 2002, both of which are available on the Comdisco website at www.comdisco.com.

         General Unsecured Creditors of Comdisco, Inc. The Plan provided for each holder of an allowed general unsecured claim against Comdisco, Inc. to receive their pro rata share of available cash, senior notes, subordinated notes, certain trust assets and new common shares of Comdisco Holding Company, Inc. The initial distribution of the available cash and the various securities occurred on September 30, 2002. The senior notes were paid in full on October 21, 2002. The subordinated notes were fully redeemed by April 28, 2003 and a total of $618 million of dividends were paid on the new common stock between May and December of 2003. These distributions on account of general unsecured claims in the gross amount of $3.9 billion have thus far resulted in a net present value recovery of approximately 95.4%. The net present value is calculated by discounting the actual cash distributions at the double-digit rates prescribed in the Plan back to the emergence date, August 12, 2002. This compares to the estimated recovery of approximately 89.8% disclosed in the Plan. Based on the assumptions described in the motion, we now estimate that the net present value recovery to holders of general unsecured claims will ultimately be in the range from 99% to 103%.

         Former Common Stockholders of Comdisco, Inc. (CDR holders) The Plan provided for holders of the common stock of Comdisco, Inc. to exchange each share for one contingent distribution right ("CDR"). The CDRs trade in the over-the-counter market under the symbol CDCOR. The CDRs are the mechanism through which the former common stockholders of Comdisco, Inc. share in the proceeds realized from the monetization of the assets of Comdisco. This sharing began at a 3% level when the net present value recovery to general unsecured creditors reached the minimum percentage recovery threshold of 85%. The sharing level rose to 9% above a 91% recovery and to 21% above a 95% recovery. If and when the recovery to general unsecured creditors reaches 100%, the sharing with CDR holders will reach the maximum 37% level. Between May and December 2003, CDR holders received four payments in the aggregate amount of $26.5 million, and the company has announced a fifth payment of $2.8 million to be made on March 4, 2004. The total of $29.3 million compares to the $6.0 million aggregate distribution to CDR holders estimated in the Plan. Based on the assumptions described in the motion, we now estimate that future payments to CDR holders (excluding the March 4, 2004 payment) will ultimately fall in the range between $47 million and $164 million. The actual future payments to CDR holders are largely dependent on the resolution of disputed claims, as discussed below. In aggregate, the payments to CDR holders are estimated to range from 13 to 32 times the Plan estimate.

         Common Stockholders of Comdisco Holding Company, Inc. As previously mentioned, the stock of the successor company, Comdisco Holding Company, Inc. was originally distributed to holders of allowed general unsecured claims against Comdisco, Inc. Since the initial distribution, these shares have traded in the over-the-counter market under the symbol CDCO. Based on the assumptions described in the motion, we now estimate that future dividends to holders of Comdisco Holding Company, Inc. common stock will be in the range between $62 million and $212 million. The actual future dividends are largely dependent on the resolution of disputed claims, as discussed below.

         Impact of the Resolution of Disputed Claims on the Common Stock and CDRs Certain general unsecured claims against Comdisco, Inc. remain disputed claims, for which a disputed claims reserve has been established by the Bankruptcy Court. This disputed claims reserve has been funded with its pro rata share of all of the distributions received by allowed general unsecured claimholders, and today consists of cash and common stock of Comdisco Holding Company, Inc. The remaining disputed claims were estimated at $289 million as of February 13, 2004.

         All future distributions from the disputed claims reserve will result in an obligation of Comdisco Holding Company, Inc. to pay additional amounts to holders of CDRs. The payment due to CDR holders will be greater to the extent disputed claims are disallowed, since disallowance results in a distribution to previously allowed general unsecured claimholders which is entirely in excess of the 85% minimum percentage recovery threshold for sharing with CDR holders. On the other hand, allowance of a disputed claim results in a distribution to a newly allowed claimholder that is only partially in excess of the 85% minimum percentage recovery threshold for sharing with CDR holders. In neither case will the assets held in the disputed claims reserve be distributed to holders of the common stock of Comdisco Holding Company, Inc. or to the holders of the CDRs. Any and all cash payments to CDR holders will be made solely from the resources of Comdisco Holding Company, Inc. Such cash payments to CDR holders may otherwise be available to pay dividends to holders of the common stock of Comdisco Holding Company, Inc.

         Employees Throughout the bankruptcy, and since emergence, it has been a high priority of management and the board of directors to ensure that employees be treated fairly and equitably. We provided open and honest communications regarding the outlook for the consolidated operations as well as the expectation for each individual's term of employment. We sought and gained Bankruptcy Court approval for compensation plans that promoted retention and aligned individual's incentives with those of our other stakeholders, and periodically modified the plans on the margin to ensure that they continued to meet those goals. We looked for opportunities for the employees of businesses that were sold to continue their careers with the acquiring company. We also maintained benefit plans that were substantially similar to those that existed prior to the bankruptcy.

         Our employees deserve most of the credit for our success in realizing value for stakeholders well beyond the Plan estimates. They leveraged their expertise and relationships across our businesses and portfolios to maximize value. Additionally, we believe that certain factors outside of our control had a favorable impact on our results including: historically low interest rates which increased the value of our predominantly fixed rate portfolio of leases, U.S. dollar depreciation which increased the U.S. dollar value of our net foreign assets and the sustained drop in capital expenditures for technology equipment and the related extension in technology equipment life-spans which increased the value of our leased assets.

         Controlling operating costs has been a management focus throughout the wind-down process. The organization has been reduced concurrent with the reduction in the size and complexity of the assets and operations. We have outsourced and consolidated support functions, cross-trained employees to improve efficiency, gradually decreased the number and complexity of our disparate information systems (we recently migrated off of our legacy mainframe-based information system) and we are in the process of consolidating the management of our business units. The bankruptcy process was and is an expensive proposition, especially in terms of outside professional and legal costs. However, we could not have navigated the unfamiliar waters of the bankruptcy process without these external resources.

         Looking forward, by June 30, 2004, we estimate that remaining assets to be monetized should be less than $115 million and could be less than $75 million, approximately 15 employees will remain and less than 10 disputed claims are expected to be unresolved (excluding claims related to the shared investment plan and the ventures compensation disputes). Furthermore, the remaining assets will generally not require active management as they are primarily notes and contingent payments due from purchasers of our businesses and portfolios, proceeds from our portfolio of ventures private equity holdings (for which long-term management agreements were recently announced), legal causes of action and a small number of remaining leases. Similarly, the claims resolution process will be limited to the few remaining disputes that are being litigated.

         We expect that the few remaining assets and claims will require a few years of infrequent, variable-intensity administration. Therefore, in order to continue to manage operations as efficiently as possible, we have filed the enclosed motion with the Bankruptcy Court. The motion requests authority from the court to appoint a disbursing agent, prior to August 12, 2004, to fulfill the roles of the board of directors and executive officers, file a certificate of dissolution and to take such other measures as are necessary to complete the administration of Comdisco's Plan and chapter 11 cases. The disbursing agent will initially utilize existing employees, but will give Comdisco the ability to keep costs on a truly variable basis by absorbing corporate operations and support functions when they no longer justify full-time employees. The disbursing agent will also be experienced and knowledgeable about the types of issues faced by businesses at this stage of a wind-down of operations. We will also develop an efficient method of ensuring that departing employees with valuable proprietary knowledge remain available for consultation.

         It is truly difficult to imagine that Comdisco will soon be no more, particularly for the many long-time employees who helped to build an innovative and dynamic organization that excelled in many of its business endeavors. However, they can take some satisfaction from the fact that their efforts have enabled us to deliver better than expected value to the stakeholders since emergence from bankruptcy. The management team and directors would like to express their appreciation to our customers, vendors, employees, creditors, CDR holders and shareholders for their continued support in successfully implementing our Plan.


                                       Sincerely,

                                       /s/ Ronald C. Mishler
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                                       Ronald C. Mishler
                                       Chairman, Chief Executive Officer and
                                       President